                           MARKETING COORDINATION AGREEMENT

     THIS MARKETING COORDINATION AGREEMENT is entered into as of the 1st day of January 1998 by and among Sun Life Assurance Company of Canada (U.S.) ("Sun Life (U.S.)"), a Delaware corporation; Clarendon Insurance Agency Inc. ("Clarendon"), a Massachusetts corporation; and Sun Life of Canada (U.S.) Distributors, Inc. ("SDC"), a Delaware corporation.

                                      WITNESSETH

     WHEREAS, Sun Life (U.S.) proposes to issue and offer for sale certain Insurance and Annuity Contracts (the "Plans"), some of which are and others of which are not deemed to be securities under the Securities Act of 1933, as amended; and

     WHEREAS, Clarendon is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. (the "NASD"); and

     WHEREAS, Clarendon agrees to serve as general distributor with respect to the Plans in accordance with the terms and conditions of this Agreement; and

     WHEREAS, SDC is registered as a broker-dealer with the SEC under the 1934 Act and is a member of the NASD; and

     WHEREAS, SDC proposes to assist Clarendon by coordinating the marketing of the Plans.

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by all parties, the parties hereto agree as follows:

                                     I. THE PLANS

     A. TYPE OF PLANS

     The Plans issued by Sun Life (U.S.) to which this Agreement applies are listed in Exhibit A. Exhibit A may be amended from time to time as may be agreed upon by Sun Life (U.S.), Clarendon and SDC. All such amendments shall be reflected in a revised Exhibit A and, to the extent relevant, a revised Exhibit F (as relates to the applicable Distribution Allowance).

     B.   SUSPENSION/RESTRICTION

     Sun Life (U.S.) may, at its sole discretion, suspend or restrict in any manner the sale or method of distribution of all or any of the Plans, including sales by all or any individuals licensed to sell Sun Life (U.S.)'s products. If any suspension or restriction is required by any regulatory


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authority having appropriate jurisdiction, written notice shall be given to
Clarendon and SDC immediately upon receipt by Sun Life (U.S.) of notice of such required suspension or restriction. In all other cases, Sun Life (U.S.) will provide at least thirty (30) days' prior written notice to Clarendon and SDC of any such suspension or restriction, except in the case of any breach of this agreement by a party, which is addressed by Article VI, Para H (Termination).

     C.   PLAN CHANGES

     Sun life (U.S.) may, at its sole discretion, amend, add or delete features of any or all of the Plans. In the event of any such amendment, addition or deletion, Sun Life (U.S.) will provide written notice of such change to Clarendon and SDC. If the change is required by any regulatory authority having appropriate jurisdiction, written notice shall be given to Clarendon. In any other cases, written notice shall be given to Clarendon and SDC at least thirty
(30) days prior to the effective date of such change.

                 II. MARKETING COORDINATION AND SALES ADMINISTRATION

     A.   DISTRIBUTION AGREEMENTS

     Clarendon will distribute the Plans pursuant to one of four different standard types of agreements with financial intermediaries (collectively referred to as "Distribution Agreements"). Copies of the Distribution Agreements are attached as Exhibits B, C, D and E, respectively. Clarendon, or SDC on its behalf, shall negotiate all Distribution Agreements, subject to approval by Sun Life (U.S.); provided that all such Distribution Agreements shall be substantially in the form of the Distribution Agreements attached as Exhibits B, C, D and E, respectively unless otherwise agreed by Sun Life (U.S.). No Commission Schedule attached to any Distribution Agreement may provide for commission payments in excess of specified maximums established from time to time by Sun Life (U.S.). Clarendon shall retain copies of all executed Distribution Agreements and all correspondence, memoranda and other documents relating to the Distribution Agreements.

     B.   REPRESENTATIVES

     2.   APPOINTMENT AND TERMINATION OF REPRESENTATIVES

     (a) The Distribution Agreements shall provide for the appointment, as insurance agent, by Sun Life (U.S.) of the financial intermediaries and their individual representatives. Sun Life (U.S.) reserves the right to terminate any and all such designations by and will provide written notice of any such termination to Clarendon and SDC concurrently with notice to the particular regulatory authority.

     (b) Appointments and/or dismissals of individuals as representatives of Sun Life (U.S.) shall be made on forms supplied by regulatory authorities having jurisdiction or otherwise as supplied by Sun Life (U.S.), as the case may be. All such appointments and dismissals shall be subject to all applicable laws, rules and regulations and to such written


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     instructions and rules as Sun Life (U.S.) may establish from time to time and provide to Clarendon. If requested by Sun Life (U.S.), Clarendon shall retain copies of all completed forms appointing and/or dismissing agents and all related correspondence, memoranda and other documents.

     (c) Sun Life (U.S.) shall document its licensing and appointment procedures, which will set forth the then current requirements for licensing and appointment of representatives in those jurisdictions where Sun Life (U.S.) transacts an insurance business. Sun Life (U.S.) shall and also prepare periodic updates of these procedures, which shall be available to Clarendon at its request.

     (d) Clarendon shall have current lists of representatives appointed by Sun Life (U.S.).

     (e) Sun Life (U.S.) shall pay all necessary licensing and appointment fees (initial and renewal) and other expenses of any type incurred by Clarendon with respect to Clarendon's licensing and appointment of individuals as representatives of Sun Life (U.S.), including persons appointed as General Agents pursuant to the Distribution Agreements.

     (f) Clarendon shall be responsible for determining that any individual soliciting applications for any of Plans is: (i) properly licensed with state insurance regulatory authorities; (ii) appointed as a representative of Sun Life (U.S.); (iii) properly licensed, to the extent necessary, under all applicable securities laws; (iv) associated as a registered representative with a broker-dealer registered under the 1934 Act who is also an NASD member and which has executed a Distribution Agreement (in the case of Plans which are deemed to be securities under the 1934 Act); and
     (v) covered by a satisfactory fidelity bond.

     2. TRAINING OF REPRESENTATIVES

     SDC shall assist Clarendon in training representatives of Sun Life (U.S.) which have been appointed to solicit applications for the Plans.

     3. SUPERVISION OF REPRESENTATIVES

     Clarendon shall coordinate the supervision of representatives appointed on behalf of Sun Life (U.S.) who are associated with broker-dealers in connection with the offering and sale of the Plans. Clarendon will establish such rules and procedures as may be necessary to insure proper supervision of the agents/registered representatives.

     4. SALES ASSISTANCE TO REPRESENTATIVES

     SDC shall provide sales assistance to representatives appointed on behalf of Sun Life (U.S.) appointed pursuant to this agreement. This sales assistance shall include, without limitation, assistance from SDC's field representatives as well as from SDC's home office


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     personnel. SDC shall also prepare sales promotional programs for the Plans and assist the agents in utilizing such programs. In addition, SDC shall provide such representatives with sufficient quantities of sales promotional materials, sample Plans, applications and any necessary service forms.

     5.   PAYMENT OF COMMISSIONS TO AGENTS/REGISTERED REPRESENTATIVES

     Unless otherwise agreed, all commission payments required to be made pursuant to the Distribution Agreements shall be made by Sun Life (U.S.) directly to the parties entitled thereto. In the case of Plans which are securities, such payments shall be made to Clarendon (or as directed by it), which, in turn, shall pay the entitled party. Sun Life (U.S.) will fund a commission account which Clarendon may draw upon to make these payments.

     C. SALES MATERIAL AND OTHER DOCUMENTS

     1. SDC'S RESPONSIBILITIES

     SDC shall be responsible for the design, preparation, printing and use of all promotional material to be used in the distribution of the Plans; and for filing all promotional material with the NASD, when applicable. SDC shall furnish copies of NASD review letters, when requested.

     2. SUN LIFE (U.S.)'S RESPONSIBILITIES

     (a) Sun Life (U.S.) shall provide Clarendon and SDC with applications and sample Plans for sales training purposes, all in sufficient quantities for use by representatives.

     (b) Sun Life (U.S.) shall be responsible for the approval of promotional material if required by state and other local insurance regulatory authorities.

     3. SUN LIFE (U.S.)'S RIGHT TO APPROVE

     Sun Life (U.S.) shall have the right to review and approve or disapprove sales promotional material proposed for use by SDC and reserves the right to require modification of any such material or forms to comply with applicable laws, rules and regulations.

     D. ADVERTISING

     Neither Clarendon nor SDC shall print, publish or distribute any advertisements, circulars or other documents relating to the Plans or to Sun Life (U.S.) unless such advertisement, circular or document shall have been approved in writing by Sun Life (U.S.). Neither Sun Life (U.S.) nor any of its agents or affiliates shall print, publish or distribute any advertisement, circular or other document relating to the Plans unless a copy of such advertisement, circular or document has


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been provided to SDC. However, nothing herein shall prohibit any person from advertising annuities in general or on a generic basis.

     E. SALES RECORDS; PRODUCTION REPORTS

     Clarendon, or Sun Life (U.S.) on behalf of Clarendon, shall prepare and maintain sales records, production data and production reports and such other reports and materials relative to the marketing and distribution of Plans as may be necessary or appropriate in the furtherance of Sun Life (U.S.)'s insurance business.

                           III. ADMINISTRATION OF THE PLANS

     A. APPOINTMENT AND DUTIES OF MARKETING ADMINISTRATOR

     Clarendon is hereby appointed by Sun Life (U.S.) as Marketing Administrator with respect to the sale and post-issue servicing of Plans. Clarendon shall be responsible as Marketing Administrator for the timely and proper performance of such administrative functions as may be delegated to it from time to time by Sun Life (U.S.). Clarendon shall perform all such functions in accordance with such administrative standards, practices and procedures as may be established from time to time by Sun Life (U.S.). At its sole discretion, Clarendon may delegate some or all of its Marketing Administration duties to Sun Life (U.S.) or to SDC.

     B. PLAN FORMS AND APPLICATIONS

     Sun Life (U.S.) shall be responsible for the design, preparation and printing of the policy forms and related documents which are used with the Plans in sufficient quantities for issuance to Plan owners.

     C. SERVICE FORMS

     Sun Life (U.S.) shall be responsible for the design, printing and approval of service forms not included under Para. B above, which the parties jointly determine to be necessary in conjunction with the sale or servicing of the Plans. Sun Life (U.S.) agrees to provide Clarendon with copies of all service forms prior to their initial use, and to amend or chance any such form if requested by Clarendon.

                                   IV. COMPENSATION

     A. AMOUNT AND TIME OF PAYMENT

     For performing the marketing coordination services set forth in this Agreement, Sun Life (U.S.) will pay the compensation as set forth in the attached Exhibit F - Schedule of Fees to the parties entitled thereto. Sun Life (U.S.) will pay all compensation due hereunder on a weekly basis, in accordance with such Schedule of Fees.


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     B. CHANGES IN COMPENSATION

     Compensation payable under this Agreement may be increased or decreased to reflect any changes in the marketing coordination responsibilities of Clarendon or SDC. The Schedule of Fees may be amended or changed only upon mutual agreement of the parties as to amount and effective date.

     C. INDEBTEDNESS

     Nothing in this Agreement shall be construed as giving Clarendon or SDC the right to incur any indebtedness on behalf of Sun Life (U.S.). However, Sun Life (U.S.) may offset amounts owed it by SDC or Clarendon under this Agreement against amounts payable to SDC or Clarendon as applicable, for any reason.

                                 V. OTHER PROVISIONS

     A. PRODUCT DEVELOPMENT

     SDC and Clarendon shall Assist Sun Life (U.S.) in the design and development of life insurance and annuity products for distribution pursuant to the Distribution Agreements. This assistance shall include: market research studies and such other related activity as may be reasonably requested by Sun Life (U.S.); consulting services with respect to product design; assisting in the development of sales training, sales promotional and advertising material relating to new insurance and annuity products. SDC and Clarendon acknowledge that they have no proprietary rights in such studies and materials and, as among the parties, all such studies and materials are the exclusive property of Sun Life (U.S.) and shall constitute proprietary and confidential matter, whether or not identified as such.

     B. OWNERSHIP OF BUSINESS RECORDS

     Sun Life (U.S.) shall own all Plan records, tax records, payments records, Plan descriptions, appointment records, representative's lists and other similar Plan records maintained by Clarendon or SDC, either on paper or in machine-readable form, pertaining to the duties and responsibilities of Clarendon and SDC under or otherwise created in connection with this Agreement. Such records shall be delivered to Sun Life (U.S.) promptly after its reasonable request therefor. Clarendon and SDC will maintain all records and accounts in accordance with Sun Life (U.S.)'s standards or requirements, as communicated from time to time by Sun Life (U.S.), or otherwise in accordance with generally accepted industry procedures. At Sun Life (U.S.)'s reasonable request, Clarendon and SDC will make any such records available to Sun Life (U.S.)'s auditors or to any governmental authority having jurisdiction over Sun Life (U.S.); but all such records shall, otherwise, be the sole and exclusive property of Sun Life (U.S.) and shall constitute proprietary and confidential matter, whether or not identified as such.

     Notwithstanding the foregoing, Sun Life (U.S.), as agent for Clarendon, shall confirm to each applicant for, and purchaser of, an SEC-registered Plan, in accordance with Rule 10b-10


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under the 1934 Act acceptance of premiums and such other transactions as are required by Rule 10b-10 administrative interpretations thereunder. Sun Life (U.S.) shall maintain and preserve books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. The books, accounts and records of Sun Life (U.S.), Clarendon, SDC, the SEC-registered Plans and as to all transactions hereunder shall be maintained so as to disclose clearly and accurately the nature and details of the transactions. Sun Life (U.S.) shall maintain, as agent for Clarandon and SDC, such books and records of Clarendon SDC pertaining to the distribution and servicing of the Plans and required by the 1934 Act as may be mutually agreed upon by them, including but not limited to maintaining a record of selling firms and of the payment of commissions and other payments or service fees to selling firms. In addition, Sun Life (U.S.), as agent for Clarendon and SDC, shall maintain and preserve such additional accounts, books and other record as are required of Clarendon and SDC by the 1934 Act. Sun Life (U.S.) shall maintain all such books and records and hold such books and records on behalf of and as agent for Clarendon and SDC whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, NASD, and all other regulatory bodies having jurisdiction.

     C. APPROVAL OF PRACTICES AND PROCEDURES

     Sun Life (U.S.) shall have the right to review and suggest revisions to the standards, practices and procedures utilized by Clarendon and SDC in fulfilling their respective obligations under this Agreement. Sun Life (U.S.) reserves the right, from time to time, to prescribe reasonable rules and regulations respecting the conduct of the business covered hereby, as relates to the Plans.

     D. COMPLAINTS

     1. After recording a customer complaint received by either Clarendon or SDC in the appropriate customer complaint file, Clarendon and SDC shall immediately forward to Sun Life (U.S.) any complaints received by them relating to the Plans, including any notice or complaint which alleges activity or omission by a representative, broker-dealer, or other person appointed on behalf of Sun Life (U.S.) under this Agreement. All such complaints shall be reflected, as appropriate in records and reports filed with the NASD by Clarendon and SDC.

     2. In the case of complaints or inquiries relating to the Plans distributed pursuant to the distribution Agreements, Sun Life (U.S.) shall consult with Clarendon and DSC, as applicable, before responding and thereafter may respond directly or request Clarendon or SDC to investigate and/or respond to such complaints or inquiries. In such instances, Clarendon or SDC, as appropriate, shall promptly forward to Sun Life (U.S.) copies of all documents and other material relating to such investigations and/or responses. Whichever party to this Agreement responds, it is expressly acknowledged and agreed that the complaint resolution process shall confirm to the "fair dealing" standards established by the NASD.

     E. LIMITATIONS AND AUTHORITY


     SDC and Clarendon shall have authority only as expressly granted in this Agreement. No party to this Agreement shall enter into any proceeding in a court of law or before a regulatory agency in the name of any other party, without the express written consent of that party. If any legal or administrative proceedings are commenced against any party arising out of the obligations, duties or services performed under this Agreement by any third party or any federal, state or other governmental or regulatory authority, that party, as the case may be, shall immediately notify the other parties of this fact.

                                VI. GENERAL PROVISIONS

     A. WAIVER

     Failure of any party to insist upon strict compliance with any of the conditions or provisions of this Agreement shall not be construed as a waiver of any of such conditions or provision; and this Agreement shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     B. FIDELITY BOND

     Clarendon and SDC will maintain whatever fidelity bond as may be required by Sun Life (U.S.), and such bond shall be of a type and amount and issued by a reputable company, satisfactory to Sun Life (U.S.).

     C. BINDING EFFECT; ENTIRE AGREEMENT

     This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns; but no party may assign its interest herein, directly or indirectly, without the prior written consent of the other parties hereto, failing which this Agreement shall be deemed to terminate automatically as to such party. This Agreement, including all Exhibits and Schedules hereto, constitutes the sole and entire understanding of the parties with respect to the marketing coordination services to be provided with respect to the Plans and supersedes all prior oral or written agreements between or among the parties with respect to the services contemplated by this Agreement.

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     D. NOTICES

     All notices, requests, demands and other communication under this Agreement shall be in writing, and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or as of the date of mailing, if sent by First Class Mail, Registered or Certified, postage prepaid and promptly addressed follows:

                                     AMENDMENT #1
                          MARKETING COORDINATION AGREEMENT

     By agreement, the undersigned hereby amend the Marketing Coordination Agreement ("Agreement") entered into as of the 1st day of January, 1998 as follows:

     1) EXHIBIT F: The applicable Distribution Allowance for the Plans is amended, as of April 3, 2000, as per the attached Exhibit F.

     2) NOTICES: Unless subsequently changed by the parties, in writing, all notices shall be addressed as follows:

     TO SUN LIFE (U.S.):

     Sun Life Assurance Company of Canada (U.S.)
     One Copley Place
     Boston, Massachusetts 02116
     Attention: Robert Leach

     TO SDC:

     Sun Life of Canada (U.S.) Distributors, Inc.
     Retirement Products & Services
     One Copley Place
     Boston, Massachusetts 02116
     Attention: Secretary

     TO CLARENDON:

     Clarendon Insurance Agency, Inc.
     One Sun Life Executive Park
     Wellesley Hills, Massachusetts 02481
     Attention: Secretary

     In witness whereof, each of the undersigned parties has executed this Amendment #1 by its duly authorized officers, to be effective as of April 3, 2000. Except as expressly amended herein, all other provisions of the Agreement continue as set forth therein.

Sun Life Assurance Company of Canada (U.S.)

by:________________________________________

by:________________________________________

Sun Life of Canada (U.S.) Distributors, Inc.

by:________________________________________

by:________________________________________

Clarendon Insurance Agency, Inc.

by:________________________________________

by:________________________________________



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                                  AMENDMENT #2

                        MARKETING COORDINATION AGREEMENT

     By agreement, the undersigned hereby amend the Marketing Coordination Agreement ("Agreement") entered into the 1st day of January, 1998 as follows:

     1) EXHIBIT F: The applicable Distribution Allowance for the Plans is amended, as of May 1, 2001, as per the attached Exhibit F.

     In witness whereof, each of the undersigned parties has executed this Amendment #2 by its duly authorized officers, to be effective as of May 1, 2001. Except as expressly amended herein, all other provisions of the Agreement continue as set forth therein.


SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


By:
   ---------------------------------------------------------------
       Mark DeTora, Vice President, Individual Insurance

By:
   ---------------------------------------------------------------
       Edward M. Shea, Assistant Vice President and Senior Counsel


SUN LIFE OF CANADA (U.S.) DISTRIBUTORS, INC.


By:
   ---------------------------------------------------------------
       George E. Maden, Secretary

By:
   ---------------------------------------------------------------
       William T. Evers, Assistant Secretary


CLARENDON INSURANCE AGENCY, INC.


By:
   ---------------------------------------------------------------
       Davey S. Scoon, Director and Treasurer

By:
   ---------------------------------------------------------------
       William T. Evers, Assistant Secretary and Assistant Clerk

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                                    EXHIBIT F

         FUTURITY FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE AND
             FUTURITY SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE

For performing the marketing coordination services set forth in this agreement, Sun Life (U.S.) will pay compensation to Sun Life of Canada (U.S.) Distributors, Inc. in an amount not to exceed 115% of first year premium paid.

In the event that a contract for which a commission has been paid is surrendered by the contract owner, is lapsed or returned pursuant to the so-called "ten day free look" provision of the contract the following percentage of commissions will be due to Sun Life of Canada (U.S.).


                                Chargeback Schedule
                                -------------------

                            Month             Percentage

                             1-6                  100
                            7-12                   50